EXHIBIT 99.1
FOR:	EMCOR GROUP, INC.
News Release
CONTACT:	Lucas Sullivan Director Financial Planning & Analysis (203) 849-7938

FTI Consulting, Inc. Investors: Blake Mueller (718) 578-3706

PAT ROCHE ELECTED TO THE EMCOR GROUP, INC. BOARD OF DIRECTORS

NORWALK, CONNECTICUT, October 29, 2025 – EMCOR Group, Inc. (the “Company”) (NYSE: EME) announced today the election of Pat Roche to the Company’s Board of Directors, effective October 27, 2025.

Mr. Roche, 62, is currently President and Chief Executive Officer of Moog Inc. (“Moog”) (NYSE: MOG.A and MOG.B), a publicly traded, leading worldwide designer, manufacturer and systems integrator of high-performance precision motion and fluid controls and control systems. He also serves on the Board of Directors of Moog.

Anthony J. Guzzi, Chairman, President and Chief Executive Officer of EMCOR Group, Inc. commented, “Pat brings extensive strategic and operational leadership experience to our Board of Directors. His experience in the industrial sector, together with his strong leadership skills, will be invaluable to EMCOR as we continue to grow and deliver exceptional results for customers and drive long-term value for our shareholders.”

Mr. Roche became CEO of Moog in 2023 after serving as Executive Vice President and Chief Operating Officer of Moog since 2021. He previously held various leadership positions at Moog, including Vice President and President of the Industrial Systems Group.

Mr. Roche received a Bachelor of Engineering, Master of Engineering Science and MBA degrees from the University College Cork, Ireland and completed the Advanced Management Program at Harvard Business School. Pat is a Chartered Engineer and Fellow of Engineers, Ireland.

About EMCOR
A Fortune 500 company and a member of the S&P 500, EMCOR Group, Inc. is a leader in mechanical and electrical construction services, industrial and energy infrastructure and building services. This press release and other press releases may be viewed at the Company’s website at www.emcorgroup.com. EMCOR routinely posts information that may be important to investors on the landing page of the Company’s website and in the “Investor Relations” section of the website at www.emcorgroup.com/investor-relations. Investors and potential investors are encouraged to consult the EMCOR website regularly for important information about EMCOR.

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